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                                                                 EXHIBIT (12)(a)

                                     ONEOK, Inc.
                  Computation of Ratio of Earnings to Fixed Charges

                                                          For the Three Months
                                                            Ended March 31,
                                                          2000           1999
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                                                        (Thousands of Dollars)
Fixed Charges, as defined
   Interest on long-term debt                        $   16,220     $    8,575
   Other interest                                         5,151          3,559
   Amortization of debt discount and expense                614            448
   Interest on lease agreements                             620            651
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       Total Fixed Charges                               22,605         13,233
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Earnings before income taxes and income from
 equity investees                                        98,117         99,168
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Earnings available for fixed charges                 $  120,722     $  112,401
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Ratio of earnings to combined fixed charges                5.34x          8.49x
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


For purposes of computing the ratio of earnings to fixed charges, "earnings" consists of income before cumulative effect of a change in accounting principle plus fixed charges and income taxes, less undistributed income from equity investees. "Fixed charges" consists of interest charges, the amortization of debt discounts and issue costs and the representative interest portion of operating leases.

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